EXHIBIT 10.4(a)

AMENDMENT NO. 1

to the

ACME UNITED CORPORATION

SALARY CONTINUATION PLAN (the “PLAN”)

RESOLVED, that the Plan is hereby amended, as follows:

1.   The sentence in the Plan commencing “This Plan will remain in effect until modified or terminated. . .” is deleted in its entirety and replaced by the following sentence:

This Plan will remain in effect until modified or terminated by action of the Board of Directors, provided that benefits payable to any Officer shall not be reduced, nor shall any rights accruing to any Officer hereunder be diminished, except that, notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided to an Officer under this Plan would be an “excess parachute payment” (within the meaning of Section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then the payments and benefits to be paid or provided to the Officer under this Plan will be reduced to the minimum extent necessary (i.e., so that all potential “parachute payments” to the Officer will not exceed 2.99 times such Officer’s “base amount,” as such terms are used in Section 280G of the Code) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment.

2.   This amendment is effective December 15, 2010.